NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FD
Investors:
Brian Ritchie/Theresa Kelleher
212-850-5600

FOR RELEASE:   7:00 AM (Eastern)   October 23, 2008

CONMED Corporation Announces Third Quarter 2008 Financial Results

•	EPS Grows 24.1%
•	Sales Increase 9.1%
•	Cash Flow Remains Strong
•	Company Increases 2008 EPS Guidance and Establishes 2009 Sales and EPS Guidance
•	Conference Call to be Held at 10:00 a.m. ET Today

Utica, New York, October 23, 2008 ----- CONMED Corporation (Nasdaq: CNMD) today announced that sales in the quarter ended September 30, 2008 grew to $179.4 million, an increase of 9.1% compared to the same quarter in 2007.  These sales drove a 24.1% increase in GAAP earnings per share to $0.36 when compared to GAAP EPS in the third quarter 2007.  On a non-GAAP basis, diluted earnings per share were $0.37, a 27.6% increase over EPS in the September quarter of 2007.  As discussed below under “Use of Non-GAAP Financial Measures,” the Company presents various non-GAAP financial measures in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

“CONMED’s results for the third quarter of 2008 are a continuation of the strong performance seen in the first half of the year.  Product innovation is, and will remain, a key factor in our success.  Also, our increase in net income more than doubled the growth of our strong top-line this quarter, demonstrating our on-going commitment to expanding profitability.  As such, CONMED maintains a positive outlook for the remainder of 2008 and beyond,” commented Mr. Joseph J. Corasanti, President and Chief Executive Officer.

Year-Over-Year Quarterly Highlights

•	GAAP EPS grew to $0.36 compared to $0.29 in the third quarter 2007
•	Non-GAAP EPS grew to $0.37, excluding costs incurred in connection with the previously disclosed operational restructuring plan
•	Quarterly sales increased to $179.4 million
o	9.1% increase vs. 3Q 2007 reported revenues
o	8.3% increase in constant currency

CONMED News Release Continued	Page 2 of 10	October 23, 2008

Year-Over-Year Nine Months’ Highlights

•	GAAP EPS grew 11.5% to $1.16 compared to $1.04 (2007 includes a non-recurring litigation gain)

•	Non-GAAP EPS grew 27.7% to $1.20 compared to $0.94

•	Nine-month sales increased to $562.9 million

o	11.5% increase vs. 2007 nine-month reported revenues
o	9.0% increase in constant currency

•	Net cash provided by operating activities grew 57.4% to $55.8 million – 1.6x net income

Sales outside the United States were $77.0 million in the third quarter of 2008, growing 17.0% overall and 14.8% on a constant currency basis compared to the third quarter of 2007.  International sales in the September 2008 quarter were 42.9% of the Company’s total sales compared to 40.0% of sales in the third quarter last year.  Foreign currency exchange rates had an overall negative effect on the Company’s profitability in the third quarter 2008 compared to exchange rates in effect during the third quarter of 2007.  While sales were higher by $1.3 million than would have been the case had currency rates remained constant, this benefit was offset by approximately $0.7 million of higher foreign selling costs.  Further, accounting rules require foreign exchange gains and losses on inter-company account balances with subsidiaries to be recognized immediately.  The dramatic strengthening of the U.S. dollar in the third quarter of 2008 caused an additional expense of $2.0 million due to inter-company accounts, and is included in selling and administrative expense.  The net effect of these currency changes was a reduction in pre-tax income of approximately $1.4 million, or $0.03 per share.

CONMED’s cash flow was strong in the first nine months of 2008.  Cash provided by operating activities grew 57.4% to $55.8 million, more than 1.6 times the Company’s net income for the same period.  The cash was used to purchase our Italian distributor, to fund capital expenditures and to grow the Company’s cash balance, which increased to $31.9 million at September 30, 2008.  The Company’s cash provided by operations has historically been greater than its net income because of a low rate of tax paid in cash due to tax return deductions exceeding those for financial reporting purposes and due to other non-cash charges including depreciation, amortization and stock-based payment expense.

In January 2008, the Company completed the purchase of the Italian distributor of CONMED’s products for a purchase price of approximately $21.8 million.  In connection with the acquisition, in the first quarter of 2008, the Company recorded a $1.0 million fair value adjustment to inventory acquired as a result of the acquisition; the inventory was subsequently sold in the first quarter of 2008.

Over the past twelve months the Company has embarked on a number of initiatives to improve manufacturing efficiency, including the use of lean manufacturing techniques.  This efficiency program, together with the effects of foreign currency exchange rates and the effects of the purchase of the Italian distributor, has improved the Company’s gross margin percentage to 52.8% of sales from 50.1% of sales in the third quarter of 2007.  Further, the Company has developed an operational restructuring plan to be carried out over the next 12 months, including the following:

•	Construction and operation of a 208,000 square foot manufacturing facility in Chihuahua, Mexico.
•
Closure of two of the Company’s manufacturing facilities in the Utica, New York area, as well as the El Paso and Juarez facilities, with the related operations being transferred to either our headquarters location in Utica or to the new facility in Chihuahua.

•	Centralization of certain of the Company’s distribution activities in a new North American distribution center to be located in Atlanta, Georgia.

During the execution of this plan, the Company expects that it may incur certain charges, including severance costs associated with the release of approximately 150-200 positions Company-wide, and the cost of restructuring and relocation activities.  In the third quarter of 2008, the Company incurred charges of $709,000 related to this restructuring and has included these costs as other expense.

CONMED News Release Continued	Page 3 of 10	October 23, 2008

Following is a summary of the Company’s sales by product line for the three months ended September 30, 2008:

	Three Months Ended September 30,
				Constant
				Currency
	2007	2008	Growth	Growth
	(in millions)

Arthroscopy	$58.8	$69.5	18.2%	16.9%

Powered Surgical Instruments	36.3	38.8	6.9%	5.4%

Electrosurgery	23.0	23.6	2.6%	2.4%

Endoscopic Technologies	12.5	13.0	4.0%	3.8%

Endosurgery	15.3	15.7	2.6%	2.7%

Patient Care	18.5	18.8	1.6%	1.7%

	$164.4	$179.4	9.1%	8.3%

The Company’s sports medicine Arthroscopy line grew 18.2% over third quarter 2007 on strong sales of single-use surgical devices and placements of integrated operating room systems.  Powered Surgical Instruments sales were again strong in the large bone product line.  Electrosurgery sales growth was led by single-use instruments and devices.  Endosurgery and Patient Care growth was again fueled by higher sales in both domestic and international markets.  Endoscopic Technologies experienced positive sales growth in the third quarter, reversing the negative growth experienced in the first two quarters of the year.

Following is a summary of the Company’s sales by product line for the nine months ended September 30, 2008:

	Nine Months Ended September 30,
				Constant
				Currency
	2007	2008	Growth	Growth
	(in millions)

Arthroscopy	$185.9	$221.8	19.3%	15.9%

Powered Surgical Instruments	109.9	118.9	8.2%	4.1%

Electrosurgery	69.1	76.1	10.1%	9.1%

Endoscopic Technologies	39.1	38.9	-0.5%	-1.6%

Endosurgery	44.4	48.2	8.6%	7.2%

Patient Care	56.3	59.0	4.8%	4.5%

	$504.7	$562.9	11.5%	9.0%

CONMED News Release Continued	Page 4 of 10	October 23, 2008

Use of Non-GAAP Financial Measures

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies.  Non-GAAP net income and non-GAAP earnings per share measure the income of the Company excluding unusual credits or charges that are considered by management to be outside of the normal on-going operations of the Company.  Management uses and presents non-GAAP net income and non-GAAP earnings per share because management believes that in order to properly understand the Company’s short and long-term financial trends, the impact of unusual items should be eliminated from on-going operating activities.  These adjustments for unusual items are derived from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  Management uses non-GAAP net income and non-GAAP earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Outlook

Mr. Corasanti noted, “We continue to believe that the sales pipeline for our single-use and capital products is strong.  Our recent R&D investments, and the resulting high-quality, in-demand products, have prepared us well for the current economic environment.  Therefore, in the fourth quarter of 2008, we anticipate sales to be in the range of $192 - $197 million.  Although the expected underlying growth in the quarter will be strong, comparisons with the prior year period are not likely to fully reflect this trend, as the fourth quarter of 2007 included approximately $10 million of integrated systems installations at an unusually large number of hospital customers that chose to delay installations until late in the year.  As our results have indicated, our integrated systems revenue has been spread-out more evenly throughout 2008.  With the anticipated level of sales in the fourth quarter of 2008, we expect that non-GAAP diluted earnings per share for the last quarter of the year should approximate $0.42 - $0.46, with GAAP diluted earnings per share $0.01 - $0.03 less due to the operational restructuring plans.  Full year 2008 non-GAAP diluted earnings per share would thus approximate $1.62 - $1.66.  This is an increase from our previously provided 2008 full year guidance range of $1.56 - $1.64.”

“Our outlook for 2009 is cautiously optimistic, with our expectation that the current economic downturn will continue for some time.  As a company, we have been through a number of difficult economic climates and have continued growing our business. A significant reason for this is because our single-use surgical products are used in such a wide range of surgeries.  We currently do not expect that procedure rates will slow appreciably.  In addition, the Company’s capital products, consisting of surgical video, electrosurgical generators, and powered surgical instrument handpieces, are relatively inexpensive compared to other capital purchases made by hospitals.  While history and our experience tell us that there may be slowness in exceedingly expensive items, we believe that CONMED’s capital products fit well in the normal replacement cycles of hospital purchasing.  Consequently, we believe that 2009 sales in constant currency will increase 6% over 2008 amounts and that non-GAAP diluted earnings per share will approximate $1.77 - $1.85.  These non-GAAP estimates exclude the costs of the operational restructuring plan, and the non-cash interest charge related to the Company’s convertible debt required by a change in Generally Accepted Accounting Principles,” concluded Mr. Corasanti.

The Financial Accounting Standards Board has issued FSP – APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion,” requiring companies who have issued convertible debt instruments such as CONMED’s to record interest costs at nonconvertible debt rates.  The Company must implement the pronouncement on January 1, 2009 and is required to retroactively apply this accounting to previously issued financial statements.  Since the Company’s convertible debt has a stated interest rate of 2.5%,

CONMED News Release Continued	Page 5 of 10	October 23, 2008

which is lower than its nonconvertible debt rates, CONMED will incur an additional annual non-cash interest charge presently estimated to approximate $3.0 million on a pre-tax basis or $0.06 per diluted share.  For comparative purposes with the currently accepted method of accounting for convertible debt interest, the reduction for the non-cash charge in 2009 is not included in the Company’s EPS guidance disclosed in the previous paragraph.

Conference Call
The Company will webcast its third quarter 2008 conference call live over the Internet on Thursday, October 23,  2008 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through October 30, 2008.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring.  The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies.  They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology.  Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; (iii) cyclical purchasing patterns from customers, end-users and dealers;  (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 6 of 10	October 23, 2008

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
 (in thousands except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008

Net sales	$164,448	$179,409	$504,720	$562,937

Cost of sales	82,090	84,721	251,277	268,584
Cost of sales, acquisition-Note A	-	-	-	1,011

Gross profit	82,358	94,688	253,443	293,342

Selling and administrative	57,506	67,768	175,518	205,963
Research and development	7,936	8,668	22,983	25,435
Other expense (income) – Note B	-	709	(4,102)	709
	65,442	77,145	194,399	232,107

Income from operations	16,916	17,543	59,044	61,235

Interest expense	3,861	2,444	12,706	8,057

Income before income taxes	13,055	15,099	46,338	53,178

Provision for income taxes	4,700	4,580	16,716	19,194

Net income	$8,355	$10,519	$29,622	$33,984

Per share data:

Net Income
Basic	$.29	$.36	$1.06	$1.18
Diluted	.29	.36	1.04	1.16

Weighted average common shares
Basic	28,572	28,864	27,990	28,718
Diluted	29,101	29,415	28,580	29,189

Note A –Included in cost of sales in the nine months ended September 30, 2008 is a $1.0 million fair value adjustment as a result of purchase accounting for inventory which was subsequently sold.

Note B – Included in other expense (income) in the nine months ended September 30, 2007 are $1.8 million in costs related to the closure of a manufacturing facility in Montreal, Canada and a sales office in France, $0.2 million in costs related to the termination of a product offering and a $6.1 million gain on a legal settlement.  Included in other expense (income) in the three and nine months ended September 30, 2008 are $0.7 million in costs related to the new manufacturing facility in Chihuahua, Mexico and the consolidation of two of the Company’s three Utica, New York area manufacturing facilities.

CONMED News Release Continued	Page 7 of 10	October 23, 2008

CONMED CORPORATION
CONSOLIDATED CONDENSED  BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31,	September 30,
	2007	2008
Current assets:
Cash and cash equivalents	$11,695	$31,898
Accounts receivable, net	80,642	99,367
Inventories	164,969	161,401
Deferred income taxes	11,697	11,632
Other current assets	10,019	11,622
Total current assets	279,022	315,920

Property, plant and equipment, net	123,679	139,158
Goodwill	289,508	290,173
Other intangible assets, net	191,807	196,752
Other assets	9,935	7,723
Total assets	$893,951	$949,726

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,349	$3,830
Other current liabilities	73,935	76,934
Total current liabilities	77,284	80,764

Long-term debt	219,485	217,676
Deferred income taxes	71,188	89,655
Other long-term liabilities	20,992	17,052
Total liabilities	388,949	405,147

Shareholders' equity:
Capital accounts	220,657	232,876
Retained earnings	284,850	316,877
Accumulated other comprehensive income (loss)	(505)	(5,174)
Total equity	505,002	544,579

Total liabilities and shareholders' equity	$893,951	$949,726

CONMED News Release Continued	Page 8 of 10	October 23, 2008

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2007	2008
Cash flows from operating activities:
Net income	$29,622	$33,984
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	23,513	23,847
Stock-based payment expense	2,932	3,215
Deferred income taxes	14,869	17,981
Increase (decrease) in cash flows from changes in assets and liabilities:
Sale of accounts receivable	(4,000)	(5,000)
Accounts receivable	(2,424)	(1,398)
Inventories	(21,826)	(2,973)
Accounts payable	(5,284)	(6,060)
Income tax receivable	(1,904)	(953)
Accrued compensation and benefits	740	3,192
Other assets	(298)	(1,966)
Other liabilities	(477)	(8,038)
Net cash provided by operating activities	35,463	55,831

Cash flow from investing activities:
Purchases of property, plant, and equipment	(15,964)	(21,852)
Payments related to business acquisitions	(5,837)	(22,033)
Net cash used in investing activities	(21,801)	(43,885)

Cash flow from financing activities:
Payments on debt	(24,930)	(1,328)
Net proceeds from common stock issued under employee plans	11,119	7,048
Other, net	(1,770)	-
Net cash provided by (used in) financing activities	(15,581)	5,720

Effect of exchange rate change on cash and cash equivalents	3,499	2,537

Net increase in cash and cash equivalents	1,580	20,203

Cash and cash equivalents at beginning of period	3,831	11,695

Cash and cash equivalents at end of period	$5,411	$31,898

CONMED News Release Continued	Page 9 of 10	October 23, 2008

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS (NON-GAAP)
 (In thousands except per share amounts)
(unaudited)

	Three months ended
	September 30,
	2007	2008

Reported net income	$8,355	$10,519

New plant / facility consolidation costs	-	709

Total other expense (income)	-	709

Provision (benefit) for income taxes on unusual expense	-	(255)

Net income before unusual items	$8,355	$10,973

Per share data:

Reported net income
Basic	$0.29	$0.36
Diluted	0.29	0.36

Net income before unusual items
Basic	$0.29	$0.38
Diluted	0.29	0.37

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods.  Management believes this reconciliation provides a useful presentation of operating performance as discussed in the section “Use of Non-GAAP Financial Measures” above.

CONMED News Release Continued	Page 10 of 10	October 23, 2008

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS (NON-GAAP)
 (In thousands except per share amounts)
(unaudited)

	Nine months ended
	September 30,
	2007	2008

Reported net income	$29,622	$33,984

Fair value inventory adjustment from purchase accounting included in cost of sales	-	1,011

Termination of product offering	148	-

New plant / facility consolidation costs	1,822	709

Gain on legal settlement	(6,072)	-

Total other expense (income)	(4,102)	709

Unusual expense before income taxes	(4,102)	1,720

Provision (benefit) for income taxes on unusual expense	1,477	(619)

Net income before unusual items	$26,997	$35,085

Per share data:

Reported net income
Basic	$1.06	$1.18
Diluted	1.04	1.16

Net income before unusual items
Basic	$0.96	$1.22
Diluted	0.94	1.20

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods.  Management believes this reconciliation provides a useful presentation of operating performance as discussed in the section “Use of Non-GAAP Financial Measures” above.